Exhibit 21.1

SUBSIDIARIES OF THE COMPANY.

(as of December 31, 2025)

PMI OPERATING COMPANY, LTD. (TX)

DXP HOLDINGS, INC.(TX)

CISCO AIR SYSTEMS, INC. (CA)

PUMP-PMI, LLC (DE)

PMI INVESTMENT, LLC (DE)

TOTAL EQUIPMENT COMPANY (PA)

APO PUMPS & COMPRESSORS, LLC (DE)

CARTER & VERPLANCK, LLC (FL)

B27 RESOURCES, INC. (TX)

PUMPWORKS 610, LLC (DE)